UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012 (December 19, 2012)

MACKINAC FINANCIAL CORPORATION

(previous filings under the name NORTH COUNTRY FINANCIAL CORPORATION)

(Exact name of registrant as specified in its charter)

Michigan	0-20167	38-2062816
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 South Cedar Street, Manistique, MI	49854
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 343-8147

Not Applicable

(Former name or former address if changed since last
report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry ito a Material Definitive Agreement.

On April 24, 2009, Mackinac Financial Corporation (the “Company”) issued and sold to the United States Department of the Treasury (the “Treasury”) under the Troubled Asset Relief Program Capital Purchase Program (“TARP CPP”) (i) 11,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 379,310 shares of the Company’s Common Stock, for an aggregate purchase price of $1,300,000.

On August 29, 2012, the Treasury sold all of the Company’s Series A Preferred Stock to third-party investors in a public offering.  Following the sale of the Series A Preferred Stock, the Company notified the Treasury that it would repurchase the Warrant for fair market value.  The board of directors of the Company has determined that it would be in the best interest of the Company and its stockholders to repurchase the Warrant.  Accordingly, on December 19, 2012, the Company entered into a Letter Agreement with the Treasury (“Warrant Repurchase Letter Agreement”) pursuant to which the Company repurchased the Warrant for $1,300,000, in cash.  A copy of the Warrant Repurchase Letter Agreement is attached hereto as Exhibit 10 and is incorporated herein by reference.  As a result of the repurchase, the Warrant is no longer issued or outstanding and the Company’s participation in the TARP CPP is completed. In addition, while the Series A Preferred Stock is still outstanding, as a result of the Treasury’s sale of the Series A Preferred stock to third-party investors, the Company no longer has any securities outstanding to the Treasury.  Any repurchase or redemption of the Series A Preferred Stock by the Company would require regulatory approval.

ITEM 9.01  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	Warrant Repurchase Letter Agreement dated December 19, 2012

99.1	Press release dated December 20, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mackinac Financial Corporation
(Registrant)

December 20, 2012	/s/ Ernie R. Krueger
(Date)	Ernie R. Krueger
Executive Vice President/Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Warrant Repurchase Letter Agreement dated December 19, 2012

99.1	Press release dated December 20, 2012.